Exhibit 99.1

3020 Old Ranch Parkway, Suite 200

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

www.cleanenergyfuels.com

For Immediate Release

CLEAN ENERGY REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

Seal Beach, Calif. - May 15, 2008 - Clean Energy Fuels Corp. (NASDAQ: CLNE) today announced financial results for the first quarter ended March 31, 2008.

Financial Results

Revenue for the first quarter of 2008 increased to $29.9 million, up from $28.2 million in the first quarter of the prior year.

Net loss for the first quarter of 2008 was $5.4 million, or $0.12 per share, compared with a net loss of $0.9 million, or $0.03 per share, in the first quarter of 2007.  Non-GAAP loss per share for the first quarter of 2008, which excludes employee-related stock based compensation charges, was $0.07. This compares with a non-GAAP loss per share of $0.03 in the first quarter of 2007.  The Company reports earnings (loss) per share on a GAAP and non-GAAP basis, as well as a non-GAAP measure it calls Adjusted Margin.  For more information on these non-GAAP financial measures, please see below.  The non-GAAP measures are also reconciled to their corresponding GAAP measures in the accompanying tables below.

Adjusted Margin was $8.6 million for the first quarter of 2008, compared with $7.7 million for the same quarter last year.  Adjusted margin is a financial measure intended to approximate the margin results that would have been reported in a particular period had the Company’s underlying futures contracts related to its fixed price and price cap contracts qualified for hedge accounting under SFAS No. 133 and been held to maturity.  Adjusted Margin is discussed in more detail below.

For the first quarter of 2008, the Company’s combined volume of CNG and LNG delivered was 17.6 million gasoline gallon equivalents (Gallons), compared with 17.8 million Gallons in the same period a year ago.

“Increasing diesel and gas prices, heightened emissions concerns and increased awareness that natural gas is a domestically produced fuel have led to a substantial increase in the interest for natural gas fueling solutions,” said Andrew J. Littlefair, President and Chief Executive Officer. “We have grown our sales force, are building more stations than at any point in our history and are exploring opportunities worldwide. We are laying the groundwork to take advantage of this opportunity.”

Mr. Littlefair continued, “We have recently signed several new contracts that we anticipate will contribute to volume growth in the future. We are also making headway with our existing ventures at the Ports of Los Angeles and Long Beach. The authorities at the Ports continue to take the necessary steps leading up to a clean truck roll out, and our Boron LNG plant construction is on schedule to be operational this fall, in time to fuel the Ports’ LNG vehicles.”

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements, which statements are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: Adjusted Margin and non-GAAP earnings per share (Non-GAAP EPS).  The presentation of this financial information is not intended to be considered in isolation from, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of its recurring core business operating results and may help in comparing its current-period results with those of prior periods.  Management believes that they and investors benefit from referring to these non-GAAP financial measures in assessing Company performance and when planning, forecasting and analyzing future periods. Management believes these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by institutional investors and the analyst community to help them analyze the results of Clean Energy’s business.

The material limitations of Adjusted Margin and Non-GAAP EPS are as follows:  Adjusted Margin and Non-GAAP EPS are not recognized terms under GAAP and do not purport to be an alternative to gross margin or earnings per share as an indicator of operating performance or any other GAAP measure.  Moreover, because not all companies use identical measures and calculations, the presentation of Adjusted Margin and Non-GAAP EPS may not be comparable to other similarly-titled measures of other companies.  These limitations are compensated for by using Adjusted Margin and Non-GAAP EPS in conjunction with traditional GAAP operating performance and cash flow measures, and therefore, management does not recommend placing undue reliance on these measures.

Adjusted Margin

Approximately 25-30% of Clean Energy’s current natural gas fuel sales are covered by contracts under which the Company is obligated to sell fuel to customers at a fixed price or a variable price subject to a cap.  The Company’s policy is to purchase natural gas futures contracts to cover its estimated fuel sales under these sales contracts to mitigate the risk that natural gas prices may rise above the natural gas component of the price at which the Company is obligated to sell gas to its customers.  From time to time in the past, Clean Energy has sold these underlying futures contracts when it believed natural gas prices were going to fall.  At December 31, 2006, the Company had sold all such futures contracts associated with fixed-price and price cap sales contracts and did not purchase any futures contracts during 2007 or the first three months of 2008.

Management uses a measure called Adjusted Margin to measure operating performance and manage its business.  Adjusted Margin is defined as operating income (loss), plus (1) depreciation and amortization, (2) selling, general and administrative expenses, (3) loss on extinguishment of derivative liability, and (4) derivative (gains) losses, the sum of which is adjusted by a non-GAAP measure which management calls “futures contract adjustment,” which is described below.  Management believes Adjusted Margin provides helpful information for investors about the underlying profitability of the Company’s fuel sales activities.  Adjusted Margin attempts to approximate the results that would have been reported if the underlying futures contracts related to its fixed price and price cap contracts would have qualified for hedge accounting under SFAS No. 133 and were held until they matured.

Futures contract adjustment reflects the gain or loss that would have been experienced in a respective period on the underlying futures contracts associated with the Company’s fixed price and price cap contracts had those underlying futures contracts been held and allowed to mature according to their contract terms.

The table below shows Adjusted Margin and also reconciles these figures to the GAAP measure operating income (loss):

	Three Months Ended March 31,
	2007	2008

Operating Income (Loss)	$(1,030,050)	$(6,117,458)
Futures Contract Adjustment	868,567	1,076,210
Derivative (Gains) Losses	—	—
Selling, General, and Administrative	6,299,878	11,587,718
Depreciation and Amortization	1,576,057	2,063,421

Adjusted Margin	$7,714,452	$8,609,891

Non-GAAP EPS

Non-GAAP EPS is defined as net income (loss) plus employee-related stock based compensation, net of related tax benefits, divided by the Company’s weighted average shares outstanding on a diluted basis.

The table below shows Non-GAAP EPS and also reconciles these figures to the GAAP measure net income (loss):

	Three Months Ended March 31,
	2007	2008

Net Income (Loss)	$(870,179)	$(5,428,699)
Employee Stock Based Compensation, Net of Tax Benefits	—	2,498,436
Adjusted Net Income (Loss)	(870,179)	(2,930,263)
Diluted Weighted Average
Common Shares Outstanding	34,192,786	44,282,492
Non-GAAP Earnings (Loss) per Share:	$(0.03)	$(0.07)

Conference Call

The Company will host an investor conference call today at 4:30 p.m. Eastern (1:30 p.m. Pacific).  The live call can be accessed from the US by dialing (800) 762-8795, or by dialing (480) 629-1990 from outside the U.S.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, May 29, 2008, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 from international locations, and entering confirmation code 3868622.

There also will be a simultaneous webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com, which will be archived on the Company’s web site for 30 days.

About Clean Energy

Clean Energy, based in Seal Beach, Calif., is the leading provider of natural gas for transportation in North America.  It has a broad customer base in the refuse, transit, shuttle, taxi, intrastate and interstate trucking, airport and municipal fleet markets, fueling more than 14,000 vehicles daily at strategic locations across the United States and Canada. Additional information about the Company can be found at: www.cleanenergyfuels.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding the demand for our products and services, primarily being the sale of CNG and LNG, the impact of new projects on our future results and our ability to continue to grow our business.  Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, changes in the prices of natural gas relative to gasoline and diesel, the acceptance of natural gas vehicles in fleet markets, the availability of natural gas vehicles, difficulties expanding operations outside the United States and Canada, unanticipated delays or cost overruns related to the construction of our LNG plant, the progress of the clean truck program at the Ports of Los Angeles and Long Beach, our competitive position, and the development of competing technologies that are perceived to be cleaner and more cost-effective than natural gas.  The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances.  Additionally, the Company’s Form 10-K filed with the SEC (www.sec.gov) on March 19, 2008 contains risk factors which you should consider before investing.

Contact:

Clean Energy Fuels Corp.

Rick Wheeler, Chief Financial Officer

562.493.2804

ICR, Inc.

Ina McGuinness

310.954.1100

Clean Energy Fuels Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2007 and March 31, 2008 (Unaudited)

	December 31, 2007	March 31, 2008

Assets
Current assets:
Cash and cash equivalents	$67,937,602	$17,476,431
Short-term investments	12,479,684	42,580,469
Accounts receivable, net of allowance for doubtful accounts of $501,751 and $669,621 as of December 31, 2007 and March 31, 2008, respectively	11,026,890	10,037,671
Other receivables	23,153,904	27,925,169
Inventory, net	2,403,890	2,580,848
Deposits on LNG trucks	15,515,927	17,355,927
Prepaid expenses and other current assets	3,633,318	3,353,015
Total current assets	136,151,215	121,309,530

Land, property and equipment, net	88,676,318	99,392,400
Capital lease receivables	763,500	663,750
Notes receivable and other long-term assets	2,511,813	2,953,852
Goodwill and other intangible assets	20,922,098	20,913,226
Total assets	$249,024,944	$245,232,758

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligation	$63,520	$65,121
Accounts payable	10,547,451	8,342,694
Accrued liabilities	5,381,541	6,850,244
Deferred revenue	677,826	717,466
Total current liabilities	16,670,338	15,975,525

Capital lease obligation, less current portion	161,377	144,484
Other long-term liabilities	1,260,755	1,187,743
Total liabilities	18,092,470	17,307,752

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value. Authorized 1,000,000 shares; issued and outstanding no shares	—	—
Common stock, $0.0001 par value. Authorized 99,000,000 shares; issued and outstanding 44,274,375 shares and 44,293,768 shares at December 31, 2007 and March 31, 2008, respectively	4,428	4,430
Additional paid-in capital	297,866,745	300,449,498
Accumulated deficit	(69,086,583)	(74,515,282)
Accumulated other comprehensive income	2,147,884	1,986,360
Total stockholders’ equity	230,932,474	227,925,006
Total liabilities and stockholders’ equity	$249,024,944	$245,232,758

Clean Energy Fuels Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three Months Ended

March 31, 2007 and 2008

(Unaudited)

	Three Months Ended March 31,
	2007	2008

Revenue	$28,167,044	$29,947,357
Operating expenses:
Cost of sales	21,321,159	22,413,676
Selling, general and administrative	6,299,878	11,587,718
Depreciation and amortization	1,576,057	2,063,421
Total operating expenses	29,197,094	36,064,815
Operating loss	(1,030,050)	(6,117,458)

Interest income, net	292,212	839,216
Other income (expense), net	(123,372)	38,356
Equity in losses of equity method investee	—	(145,046)
Loss before income taxes	(861,210)	(5,384,932)
Income tax expense	8,969	43,767
Net loss	$(870,179)	$(5,428,699)

Loss per share
Basic	$(0.03)	$(0.12)
Diluted	$(0.03)	$(0.12)

Weighted average common shares outstanding
Basic	34,192,786	44,282,492
Diluted	34,192,786	44,282,492

Included in net loss are the following amounts (in millions):

	Three Months Ended March 31,
	2007	2008
Construction Revenues	1.8	—
Construction Cost of Sales	(1.8)	—
Fuel Tax Credits	3.8	4.7
Employee Stock Option Expense, Net of Tax Benefits	—	(2.5)